Exhibit 23(b)



                                Balch & Bingham
                            1901 Sixth Avenue North
                              Birmingham, AL 35203
                                 (205) 251-8100



                                  July 29, 1996




The Southern Company
270 Peachtree Street, N.W.
Atlanta, Georgia  30303

         Re:      The Southern Company
                  Registration Statement on Form S-3

Ladies and Gentlemen:

         We are familiar with the above-captioned registration statement and the related prospectus proposed to be filed by The Southern Company (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 25,000,000 additional shares of common stock, par value $5 per share, of the Company and have represented Alabama Power Company ("Alabama Power") and Southern Electric Generating Company ("SEGCO") in connection therewith. In response to your request for our opinion, we advise you that we have reviewed the statements relating to Alabama Power and SEGCO under the captions in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, incorporated in such prospectus by reference pursuant to Item 12 of Form S-3, as are indicated under the caption "Legal Opinions and Experts" in such prospectus as to matters of law and legal conclusions, and in our opinion such statements are correct in all material respects.

         We hereby consent to the filing of this opinion as an exhibit to the above registration statement and to the statements made in regard to our firm as general counsel for Alabama Power and SEGCO under the caption "Legal Opinions and Experts" in such prospectus.


                                                   Very truly yours,


                                                   /s/Balch & Bingham
                                                      Balch & Bingham